Exhibit (e)(2)

August 5, 2012

ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated August 5, 2012, we have agreed to waive a portion of the investment management fee payable to us under the Amended Investment Management Agreement dated April 1, 2004 between ING Investments, LLC and ING Variable Portfolios, Inc., as amended (the “Agreement”), with respect to ING Euro STOXX 50® Index Portfolio (formerly, ING Dow Jones Euro STOXX 50® Index Portfolio), ING FTSE 100 Index® Portfolio, and ING Japan TOPIX Index® Portfolio (formerly, ING Japan Equity Index Portfolio) (collectively, the “Portfolios”), each a series of ING Variable Portfolios, Inc., in the amount of 0.25% per annum. By this letter, we agree to waive that fee for the period from August 5, 2012 through August 5, 2013.

ING Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic

Senior Vice President

ING Investments, LLC

Agreed and Accepted:

ING Variable Portfolios, Inc.

(on behalf of the Portfolios)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC